Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
THE SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BIOSCRIP, INC.
It is hereby certified that:
          1. The name of the corporation (hereinafter called the “Corporation”) is BioScrip, Inc.
          2. The certificate of incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article:
     “FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred thirty million (130,000,000) shares, par value one-one hundredth of a cent ($0.0001) per share, of which one hundred twenty five million (125,000,000) shares are designated as Common Stock and five million (5,000,000) shares are designated as Preferred Stock.”
          3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
          Dated: June 10, 2010

/s/ Barry A. Posner
Barry A. Posner, Executive Vice President